EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2016, accompanying the consolidated financial statements included in the Annual Report of Abeona Therapeutics Inc. and subsidiaries on Form 10-K for the years ended December 31, 2015 and 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Abeona Therapeutics Inc. on Form S-1 (File Nos. 333-197220, 333-179603 and 333-178415,), Form S-3 (File No. 333-205128 and 333-204179), and Form S-8 (File Nos. 333-204055, 333-189985, 333-169067, 333-161642 and 333-125796).

/s/ Whitley Penn LLP

Dallas, Texas

March 30, 2016